Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 of M/A-COM Technology Solutions Holdings, Inc. of our report dated August 1, 2011 related to the combined consolidated financial statements of M/A-COM Technology Solutions Inc. and M/ACOM Technology Solutions (Cork) Limited (collectively, the “Company”) for the period from September 26, 2008 through March 30, 2009 (which report expresses an unqualified opinion on the combined consolidated financial statements and includes explanatory paragraphs referring to affiliations with Cobham Defense Electronic Systems Corporation and the impact of such affiliation on the results of operations and the sale of the Company to M/A-COM Technology Solutions Holdings, Inc. on March 30, 2009), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 1, 2011